Exhibit 23.3

Consent of Independent Public Accounting Firm

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-3 to Registration Statement (File No. 333-235301 on Form S-4) (to be filed on May 17, 2021) of our report dated March 20, 2020, on the financial statements of Relief Therapeutics SA as of December 31, 2019 and 2018 and for the years then ended. Our report on the financial statements of Relief Therapeutics SA includes an explanatory paragraph about the existence of substantial doubt concerning its ability to continue as a going concern.

/s/ Mazars SA

/s/ Frank Paucod	/s/ Vincent Pichard
Frank Paucod	Vincent Pichard
Swiss CPA	US CPA

Geneva

May 17, 2021